Exhibit 99.1
BankAtlantic Bancorp Reports Financial Results
For the Second Quarter, 2010
FORT LAUDERDALE, Florida — August 04, 2010 — BankAtlantic Bancorp, Inc. (NYSE: BBX) today reported a net loss from continuing operations of ($51.3) million, or ($1.02) per diluted share, for the quarter ended June 30, 2010, compared to a net loss from continuing operations of ($38.4) million, or ($2.54) per diluted share, for the quarter ended June 30, 2009.
     BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “While today’s uncertain economic environment remains a challenge for the financial industry and BankAtlantic, we believe this quarter’s losses may be a turning point and feel confident that our plans and strategies will result in a stronger, leaner, more profitable company. Despite twelve quarters of losses, we believe that BankAtlantic has now endured the worst of this recession and weathered the economic tsunami that hit Florida. BankAtlantic’s loss this quarter is primarily a result of loan provisions that increased our overall allowance for loan losses to 5.09% of total loans, an increase of 10% in coverage of our total loan portfolio on a percentage basis. This loan loss reserve increase reflects quarterly impairment analyses based on collateral valuations in a depressed real estate market.
     “We believe we are at last beginning to see certain improved credit trends in BankAtlantic’s portfolio. In each of the Commercial real estate, Residential real estate, Consumer and Commercial business loan portfolio categories during the second quarter of 2010, we experienced declines in both the dollar amount and percentage of portfolio delinquencies, excluding non-accrual loans. In the aggregate, these early stage delinquencies, which we believe may be indicative of future loss trends, improved over 50% as compared to the prior quarter, led by declines in delinquencies in our Commercial real estate and Residential real estate portfolio. Further, our Residential real estate portfolio, which comprises approximately 40% of our loan portfolio, and Consumer portfolio both experienced improvements for their second and third consecutive quarters, respectively, in the migration of delinquencies from one payment to two payments delinquent. Based on these trends, we believe that we may have seen the peak of our impairments, provisions and delinquencies, and it is not insignificant that over $40 million of our

Commercial and Commercial real estate non-accrual loans are current and paying under their loan agreements. While many challenges remain, we see a new day for BankAtlantic and for Florida on the horizon.
     “Nearly three years ago, BankAtlantic was among the first in the country to recognize the cracks in the Florida economy and the potential havoc it could create. While our portfolios were not the first to be impacted, we believe we were early to recognize the problem. During this period, BankAtlantic worked hard to face the challenges head on and made important strategic and structural decisions which included:
•	“Increasing its reserves and aggressively establishing provisions on its problem loans;

•	“Reducing core non-interest expenses by approximately 30%;

•	“Shrinking its balance sheet by nearly a third;

•	“Virtually eliminating its leverage and significantly improving its liquidity position;

•	“Significantly growing its core deposit base while maintaining its very low cost of deposits;

•	“Continuing to maintain its net interest margin; and

•	“Consistently maintaining its regulatory capital ratios well in excess of requirements.
     “As we move forward, we believe BankAtlantic will now be positioned to become Florida’s premier financial institution. To this end, we have decided to pursue several aggressive steps over the coming months in an effort to take advantage of the opportunities available in our markets. These include:
•	“Concentrating our efforts in South Florida, our strongest market, and beginning to seek buyers for our Tampa operations. Our Tampa footprint has 19 locations and approximately $400 million in deposits. Our annualized direct and indirect expenses related to the Tampa operations that would be eliminated in a sale are estimated between $15 and $20 million. We anticipate engaging Stifel, Nicolaus & Company, Inc. to assist us in marketing and selling our Tampa area operations prior to year end. If consummated, we believe this transaction will further improve our capital ratios, reduce expenses and increase core earnings.
•	“In July, 2010, to further reduce expenses and improve our efficiency ratio, we reduced our staff by approximately 7% of our workforce, reducing annualized expenses an

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anticipated $8 to $10 million. We have also engaged a consulting firm for additional assistance in our process improvement and efficiency initiatives.
•	“Continuing to focus on our regulatory capital levels so as to provide BankAtlantic with strategic flexibility. Additionally, the sale of the Tampa operations, depending on terms, is anticipated to improve our regulatory capital ratios further from our existing well capitalized levels. At June 30, 2010, BankAtlantic’s capital ratios were:
•	Total risk-based capital of 12.86%.

•	Tier 1 risk-based capital of 10.87%.

•	Core capital of 7.36%.
“In addition, as indicated below, BankAtlantic’s capital ratios have been very stable over the last four years.

Capital Ratios (BankAtlantic) as of:

	12/2006	12/2007	12/2008	12/2009	3/31/2010
Core	7.55%	6.94%	6.80%	7.58%	7.51%
Tier 1 Risk-Based	10.50%	9.85%	9.80%	10.63%	10.90%
Total Risk-Based	12.08%	11.63%	11.63%	12.56%	12.86%
•	“Evaluating our nonperforming assets, including real estate assets and loans, and available alternatives to reduce these assets, which would free up additional capital and internal resources, and reduce related ongoing costs. We believe we are seeing improved credit trends in our residential and consumer portfolios. We have written down our nonperforming real estate portfolio and believe the worst of the impairments and required allowances are behind us. We believe we are beginning to see a stronger economy, more interest and liquidity in the markets for purchasing nonperforming assets, and better pricing.
     “Through these activities and a concentrated focus on the generation of core earnings, we believe we will be in a position to return BankAtlantic to profitability as conditions in Florida improve. Importantly, we intend to continue to build strong relationships in our communities, meet the banking needs of South Florida, and continue the extraordinary customer satisfaction that helped BankAtlantic earn the highest ranking by J.D. Power and Associates in customer satisfaction for retail banking in Florida.”

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Highlights of the BankAtlantic Operating Segment:
     BankAtlantic’s Chief Executive Officer, Jarett S. Levan, commented, “Despite the prolonged economic downturn, the core business of the bank remains strong. During its 58 years serving Florida, BankAtlantic has experienced and successfully navigated through a number of economic and real estate downturns. BankAtlantic’s residential lending practices have never included subprime, option-arm, negative amortization or similar products. We believe that is why its residential loan portfolio has performed better than most standard industry comparisons over the last several years. BankAtlantic’s investment portfolio has not included any commercial paper, collateralized debt obligations, structured investment vehicles, Fannie Mae or Freddie Mac equity or debt securities, or investments otherwise considered high-risk. Further, while we experienced and recognized losses in our loan portfolios, we believe we have maintained appropriate loan reserves and have made significant progress in reducing our operating expenses and leverage, while maintaining our net interest margin, since the start of the real estate crisis through the second quarter of 2010. Overall, we believe BankAtlantic, with its strong base of retail and business customers and focus on core strengths, is positioned to emerge from the current economic downturn stronger, leaner, and on track toward profitability.
BankAtlantic Performance:
Deposits and Borrowings— “Core (1) and total deposits at June 30, 2010 were $2.8 billion and $4.0 billion, respectively, as compared to $2.4 billion and $4.1 billion, respectively, as of June 30, 2009. At June 30, 2010, BankAtlantic’s deposit base had the following characteristics:
•	“Non-certificate of deposit balances represented approximately 81.2% of total deposits;

•	“The average cost of core deposits and total deposits for the second quarter of 2010 was 0.29% and 0.59%, respectively; and

•	“Brokered deposit balances represented only 0.55% of assets and 0.64% of total deposits.

(1)	Core deposits is a term that we use to refer to Demand, NOW and Savings accounts. A reconciliation of core deposits to total deposits is included in BankAtlantic Bancorp’s Second Quarter, 2010 Supplemental Financials available at www.BankAtlanticBancorp.com. To view the financial data, access the “Investor Relations” section and click on the “Quarterly Financials or Supplemental Financials” navigation links.

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•	“BankAtlantic continued to reduce its borrowings, resulting in total borrowings of $171.7 million, or 3.7% of total assets, at June 30, 2010.

•	“BankAtlantic’s loan to deposit ratio was 84.4% at June 30, 2010.
     Results of Operations — “BankAtlantic’s net loss was ($40.1) million for the second quarter of 2010, compared to a net loss of ($24.2) million for the second quarter of 2009.
•	“Pretax core operating earnings (2) for the second quarter of 2010 was $9.1 million compared to $18.7 million for the second quarter of 2009. Included in the second quarter 2010 core earnings is a one-time reversal of previously recorded net interest income of $1.4 million related to the tax certificate portfolio and the impact of a large amount of liquidity in the form of approximately $254 million in average excess invested cash balances yielding 22 basis points. In the future, we anticipate that our core earnings will reflect the reinvestment of these cash balances, realization of expense savings associated with the recent reduction in force and ongoing efficiency efforts, and improvements associated with the sale of the Tampa operations. The decline in the second quarter 2010 core earnings from the 2009 comparative quarter was largely due to lower net interest income primarily related to lower asset balances, an increase in low-yielding excess cash balances and non-earning assets, the interest reversal discussed above; lower non-interest income due to lower securities gains and reduced non-sufficient funds income due to changes in customer behavior; further, core non-interest expenses were flat year-over-year. Loan loss and tax certificate provisions, debt redemption costs, FDIC special assessment, loss on real estate sold and impairment, restructuring and exit activity expenses, which are not included in pre-tax core operating earnings, were ($48.9) million for the second quarter of 2010, and ($42.9) million for the second quarter of 2009.
Net Interest Margin— “Net interest income for the second quarter of 2010 was $37.0 million compared to $40.1 million for the second quarter of 2009, with improvements in net interest margin offset by decreases in earning assets, increases in lower-yielding investments and increases in nonperforming assets.

(2)	Pre-tax core operating earnings is a non-GAAP measure that we use to refer to pre-tax earnings before provision for loan losses, tax certificate provisions, debt redemption costs, FDIC special assessments and impairment, gains/losses on sales of real estate, restructuring and exit activities. A reconciliation of loss from bank operations before income taxes to pre-tax core operating earnings is included in BankAtlantic Bancorp’s Second Quarter, 2010 Supplemental Financials available at www.BankAtlanticBancorp.com. To view the financial data, access the “Investor Relations” section and click on the “Quarterly Financials or Supplemental Financials” navigation links.

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•	“Net interest margin during the second quarter of 2010 was 3.49%, a 25 basis point improvement from 3.24% during the second quarter of 2009.

•	“Net interest spread during the second quarter of 2010 was 3.30%, improved by 40 basis points from 2.90% during the second quarter of 2009.

•	“Average balance sheet activity impacting net interest income included:
•	“Earning assets declined by $812 million since June 30, 2009.

•	“The second quarter 2010 average balance sheet included $254 million in average invested excess cash earning an average yield of 22 basis points. This compares to $25 million in average invested cash during the second quarter 2009, earning an average yield of approximately 25 basis points. This increase in invested cash balances combined with the one-time reversal of $1.4 million in tax certificate interest accrual served to negatively impact the yield on Investments for the second quarter from 5.17% to 2.12%.

•	“The second quarter 2010 average balance sheet included $304 million in average non-interest earning assets, an increase of $4.6 million from the second quarter 2009 average balances.
     Non-interest income — “Total non-interest income for the second quarter of 2010 was $26.3 million, down from $32.8 million for the second quarter of 2009, due primarily to $1.8 million of lower securities gains, and $3.8 million in lower deposit service charges due to declines in customer non-sufficient funds activity.
     Non-interest expense — “Total non-interest expenses were $59.5 million in the second quarter of 2010, compared to $61.1 million in the second quarter of 2009.
•	“Core expenses (3) were $54.2 million in the second quarter of 2010, flat when compared to $54.1 million in the second quarter of 2009. Core expenses in the second quarter 2010 as compared to the second quarter 2009 included lower expenses of $0.7 million in

(3)	Core expense is a non-GAAP measure that we use to refer to total non-interest expenses excluding tax certificate provisions, debt redemption costs, FDIC special assessments, gains/losses on sales of real estate, impairments, restructuring and exit activities. A reconciliation of total expense to core expense is included in BankAtlantic Bancorp’s Second Quarter, 2010 Supplemental Financials available at www.BankAtlanticBancorp.com. To view the financial data, access the “Investor Relations” section and click on the “Quarterly Financials or Supplemental Financials” navigation links.

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employee compensation and benefits, $1.1 million in occupancy and equipment and $0.5 million in check losses (associated with the declines in non-sufficient funds income); these expense reductions were offset by a $1.9 million increase in professional fees primarily related to litigation costs and a $0.3 million increase in advertising and business promotion.
     “Expenses not included in core expenses consisted of the following:
•	“Impairment, restructuring and exit charges were $2.2 million in the second quarter of 2010, versus $1.8 million in the second quarter of 2009. The charges in the second quarter of 2010 were primarily associated with write-downs of land and leaseholds held-for-sale.

•	“Tax certificate provision of $2.1 million in the second quarter of 2010, versus $1.4 million in the second quarter of 2009, primarily associated with increased provisions in certain out-of-state markets.

•	“Loss on sale of real estate of $0.9 million in the second quarter of 2010, versus $0.1 million gain in the second quarter of 2009.

•	“Costs associated with debt redemption of $53,000 for the second quarter of 2010, versus $1.4 million in the second quarter of 2009. These costs were associated with the prepayment of certain borrowings as part of our balance sheet de-leveraging efforts throughout the past year.
Credit:
•	“The provision for loan losses in the second quarter of 2010 was $43.6 million compared to $32.0 million in the first quarter of 2010, and $36.0 million in the second quarter of 2009. The increased provision in the second quarter of 2010 as compared to the first quarter of 2010 reflects increased commercial real estate non-accrual loans, and a greater number of commercial real estate loans for which we are relying on collateral values for impairment valuation. These factors offset the positive provision impacts of lower net charge-offs and a significant decline in early stage delinquencies (delinquencies excluding non-accrual loans at June 30, 2010 declined by over 50% as compared to levels at March 31, 2010).

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•	“BankAtlantic’s allowance for loan losses was $180.6 million at June 30, 2010. The allowance coverage to total loans increased to 5.09% at June 30, 2010, compared to 4.64% at March 31, 2010 and 3.79% at June 30, 2009.
•	“The provision for loan losses in the second quarter of 2010 of $43.6 million largely related to our Commercial Real Estate ($26.5 million provision) and Consumer ($12.7 million provision) loan portfolios, as those portfolios together represented approximately 80% of the quarter’s net charge-offs.
•	“Net charge-offs were $32.5 million in the second quarter of 2010, compared to net charge-offs of $36.1 million in the first quarter of 2010, and net charge-offs of $25.8 million in the second quarter of 2009.
•	“Second quarter 2010 net charge-offs included $14.1 million in the Commercial Real Estate loan portfolio, $11.6 million in the Consumer Loan portfolio, $4.8 million in the Residential Real Estate loan portfolio and $2.1 million in the Small Business loan portfolio.
•	“Total non-accrual loans were $362.1 million at June 30, 2010, reflecting an increase of $60.8 million from $301.4 million at March 31, 2010, and an increase of $66.7 million from June 30, 2009. The increase in non-accrual loans during the second quarter of 2010 was largely due to net increases in non-accrual loans of $61.1 million in Commercial Real Estate, offset by a net decline of $4.4 million in Residential non-accrual loans. Of the second quarter 2010 net increase in Commercial Real Estate non-accrual loans, borrowers under loans comprising approximately $24.8 million in new non-accrual loan balances were current and paying under terms of their loan agreements.
•	“Total nonperforming assets were $410.5 million at June 30, 2010, an increase of $66.8 million from $343.7 million at March 31, 2010, and an increase of $81.8 million from June 30, 2009.
“Other credit information for BankAtlantic’s three largest loan portfolios is further detailed below.
     Commercial Real Estate Loans — “At June 30, 2010, BankAtlantic’s Commercial Real Estate loan portfolio included the following:
•	“Commercial residential land acquisition, development and construction loans consisting of:

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•	Builder land bank loans: 5 loans aggregating $17.5 million, all of which were on non-accrual at June 30, 2010. Charge-offs of $38.6 million have been taken on these non-accrual loans, and $4.5 million in specific reserves are currently maintained against these loans.

•	Land acquisition and development loans: 23 loans aggregating $145.7 million, including 9 loans aggregating $62.1 million on non-accrual at June 30, 2010. Charge-offs of $18.5 million have been taken on these non-accrual loans, and $12.3 million in specific reserves are currently maintained against these loans.

•	Land acquisition, development and construction loans: 4 loans aggregating $6.1 million, with no loans on non-accrual at June 30, 2010.
•	“Commercial land loans: 30 loans aggregating $91.8 million, including 8 loans aggregating $52.3 million on non-accrual at June 30, 2010. Charge-offs of $19.5 million have been taken on these non-accrual loans, and $6.2 million in specific reserves are currently maintained against these loans.

•	“All other Commercial Real Estate loans: Portfolio of $789.6 million, including 25 loans aggregating $98.1 million on non-accrual at June 30, 2010. Charge-offs of $19.5 million have been taken on these non-accrual loans, and $31.5 million in specific reserves are currently maintained against these loans.
     Residential Real Estate Loans— “Our Residential Real Estate loan portfolio was $1.4 billion at June 30, 2010, representing 39.5% of the Bank’s total loans. The purchased residential loan portfolio (representing 95.0% of the total residential loan portfolio) consists of approximately 4,800 first mortgage loans secured by properties throughout the United States.
•	“Net charge-offs for the second quarter of 2010 were $4.8 million, compared to net charge-offs of $4.1 million in the first quarter of 2010 and $3.6 million in the second quarter of 2009.

•	“Delinquencies, excluding non-accrual loans, at June 30, 2010 were $18.5 million (a 31% decline from the March 31, 2010 level), which represented 1.32% of the portfolio at June 30, 2010, compared to 1.83% of the portfolio at March 31, 2010 and 1.39% of the portfolio at June 30, 2009.

•	“Residential non-accrual loans at June 30, 2010 were $83.9 million, down from $88.3 million at March 31, 2010, and up from $64.7 million at June 30, 2009.

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•	“The allowance coverage for Residential Real Estate loans was 1.62% at June 30, 2010 as compared to 2.01% at March 31, 2010 and 1.28% at June 30, 2009. The reduction in the current quarter’s allowance coverage was driven by improved non-accrual collateral values and other improved credit quality factors including delinquency and loss trends.
     Consumer Loans - “Our Consumer Loan portfolio had an outstanding balance of $644.9 million at June 30, 2010. Home equity loans represent 96% of the Consumer Loan portfolio. All of our home equity loans were originated by us in our local markets with central underwriting. BankAtlantic does not have a credit card portfolio.
•	“Net charge-offs in the second quarter of 2010 were $11.6 million, compared to $10.6 million in the first quarter of 2010 and $9.0 million in the second quarter of 2009.

•	“Delinquencies, excluding non-accrual loans, decreased to $13.2 million, or 2.04% of the portfolio, at June 30, 2010, compared to $14.9 million, or 2.23% of the portfolio, at March 31, 2010.

•	“Consumer non-accrual loans at June 30, 2010 were $13.8 million, down slightly from $14.4 million at March 31, 2010, and up from $11.8 million at June 30, 2009.

•	“The allowance coverage for Consumer loans at June 30, 2010 was 6.37% of the portfolio, compared to 6.00% at March 31, 2010 and 5.86% of the portfolio at June 30, 2009.”
BankAtlantic Bancorp (Parent Company level):
     Alan B. Levan further commented, “BankAtlantic Bancorp recently announced the completion of its previously announced Rights Offering on July 20, 2010, with approximately $20.0 million of proceeds received in connection with the exercise of rights by its shareholders. We are quite pleased with the participation of our shareholders, having purchased approximately 80% of the offer. Additionally, during the second quarter of 2010, BankAtlantic Bancorp contributed capital of $20 million to BankAtlantic.
     “BankAtlantic Bancorp’s net loss at the parent only level was ($11.4) million for the second quarter of 2010, compared to a net loss of ($14.2) million for the second quarter of 2009. The net loss in the second quarter of 2010 included a net provision for loan losses of $4.9 million compared to $7.5 million in the second quarter of 2009. Additionally, the second quarter of

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2010 results included $0.6 million in losses related to the sale of real estate owned, and $0.7 million of real estate owned impairment.
     “As announced in the first quarter of 2009, we continue to defer the regularly scheduled interest payments on the outstanding junior subordinated debentures relating to all of our TruPS, which is permitted under the terms of the securities for up to another 14 consecutive quarterly periods. Additionally, our previously disclosed tender for certain of these debentures remains outstanding through September 30, 2010.
     Asset Workout Subsidiary — “During the first quarter of 2008, Bancorp formed a wholly-owned asset workout subsidiary and purchased certain non-accrual loans from BankAtlantic. These assets are no longer held by BankAtlantic, and any gain or loss associated with these assets has no impact on BankAtlantic’s operations or capital, but will be included in Bancorp’s consolidated results. These assets, as with all other assets and liabilities of Bancorp, should not be combined with those of BankAtlantic when evaluating and comparing metrics for BankAtlantic as the insured financial institution.
     “The loans held by the workout subsidiary totaled $27.3 million with specific loan reserves of $7.2 million at June 30, 2010.
     “The composition of the non-accrual loans held by the Company’s asset workout subsidiary at June 30, 2010 was as follows:
•	“Builder land bank loans: One loan totaling $6.0 million. Charge-offs of $13.9 million have been taken on this non-accrual loan, and $0.6 million in specific reserves are currently maintained against this loan.

•	“Land acquisition and development loans: 3 loans aggregating $4.6 million. Charge-offs of $7.2 million have been taken on these non-accrual loans, and $0.9 million in specific reserves are currently maintained against these loans.

•	“Land acquisition, development and construction loans: 5 loans aggregating $8.2 million. Charge-offs of $8.0 million have been taken on these non-accrual loans, and $5.5 million in specific reserves are currently maintained against these loans.

•	“Commercial business loans: One loan aggregating $5.5 million, with $0.3 million in specific reserves currently maintained against this loan. This loan has not incurred prior charge-offs.”
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Additional detailed financial data for BankAtlantic (bank only), the Parent- BankAtlantic Bancorp, and consolidated BankAtlantic Bancorp are available at www.BankAtlanticBancorp.com.
To view the financial data, access the “Investor Relations” section and click on the “Quarterly Financials or Supplemental Financials” navigation links. Additionally, BankAtlantic’s financial information is provided quarterly to the OTS through Thrift Financial Reports, available to the public through the OTS and FDIC websites.
Additionally, copies of BankAtlantic Bancorp’s second quarter 2010 financial results press release and financial data are available upon request via fax, email, or postal service mail. To request a copy, contact BankAtlantic Bancorp’s Investor Relations department using the contact information listed below.

BankAtlantic Bancorp plans to host an investor and media teleconference call and webcast on Wednesday, August 4th at 11:00 a.m. (Eastern Time).
Teleconference Call Information:
     To access the teleconference call in the U.S. and Canada, the toll free number to call is (866) 601-3893. International calls may be placed to (706) 643-2864. Domestic and international callers may reference PIN number 88733341.
     A replay of the conference call will be available beginning two hours after the call’s completion through 2:30 p.m. Eastern Time, Friday, September 3, 2010. To access the replay option in the U.S. and Canada, the toll free number to call is 1-800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is 88733341.
Webcast Information:
Alternatively, individuals may listen to the live and/or archived webcast of the teleconference call. To listen to the webcast, visit www.BankAtlanticBancorp.com, access the “Investor Relations” section and click on the “Webcast” navigation link, or go directly to http://www.visualwebcaster.com/event.asp?id=71016. The archived replay of the teleconference call will be available through 2:30 p.m. Eastern Time, September 3, 2010.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.
About BankAtlantic:
BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches, online banking division — BankAtlantic.com, and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week with extended weekday hours, Free Online Banking & Bill Pay, a 7-Day Customer Service Center and Change Exchange coin counters.

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For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com
To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.BankAtlanticBancorp.com.
BankAtlantic Bancorp Contact Info:
Leo Hinkley, Investor and Media Relations Officer
Telephone: (954) 940-5300
Email: InvestorRelations@BankAtlanticBancorp.com
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Media Relations:
Sharon Lyn, Vice President
Telephone: 954-940-6383, Fax: 954-940-5320
Email: CorpComm@BankAtlanticBancorp.com
# # #
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services, including the impact of the changing regulatory environment, a continued or deepening recession, continued decreases in real estate values, and increased unemployment or sustained high unemployment rates on our business generally, our regulatory capital ratios, the ability of our borrowers to service their obligations and of our customers to maintain account balances and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans (including those held in the asset workout subsidiary of the Company) of a sustained downturn in the economy and in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our real estate based loans including our residential land acquisition and development loans (including Builder land bank loans, Land acquisition and development loans and Land acquisition, development and construction loans) as well as Commercial land loans, other Commercial real estate loans, Residential loans and Consumer loans, and conditions specifically in those market sectors; the quality of our Commercial business loans and conditions specifically in that market sector; the risks of additional charge-offs, impairments and required increases in our allowance for loan

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losses especially if the economy and real estate markets in Florida do not improve; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws including their impact on the bank’s net interest margin; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities, the value of our assets and on the ability of our borrowers to service their debt obligations and maintain account balances; BankAtlantic’s initiatives or strategies not resulting in the growth of core deposits, or profitability; we may not be able to sell our Tampa operations on acceptable terms or at all; our expense reduction initiatives may not be successful and additional cost savings may not be achieved; we may seek to raise additional capital and such capital may be highly dilutive to BankAtlantic Bancorp’s shareholders or may not be available; and the risks associated with the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance, actual or estimated new account openings and balance growth may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed i n reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company cautions that the foregoing factors are not exclusive. In addition to this, BankAtlantic received the highest numerical score among retail banks in Florida in the proprietary J.D. Power and Associates 2010 Retail Banking Satisfaction StudySM. Study based on 47,673 total responses measuring 9 providers in Florida and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed in January 2010. Your experiences may vary. Visit jdpower.com.

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BankAtlantic Bancorp, Inc. and Subsidiaries
Summary of Selected Financial Data (unaudited)

							For the Six
		For the Three Months Ended					Months Ended
		6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Earnings (in thousands):
Net loss from continuing operations		$(51,250)	(20,521)	(52,464)	(52,089)	(38,356)	(71,771)	(84,967)
Net loss		$(51,250)	(20,521)	(52,464)	(52,589)	(38,356)	(71,771)	(80,766)
Net loss attributable to BankAtlantic Bancorp		$(51,489)	(20,729)	(52,464)	(52,589)	(38,356)	(72,218)	(80,766)
Pre-tax core operating earnings — Non-GAAP	(note 1)	$3,927	11,103	5,379	18,530	12,095	15,030	22,904

Average Common Shares Outstanding (in thousands):
Basic		50,564	49,220	49,220	15,096	15,093	49,896	15,092
Diluted		50,564	49,220	49,220	15,096	15,093	49,896	15,092

Key Performance Ratios
Diluted loss per share from continuing operations	(note 2)	$(1.02)	(0.42)	(1.07)	(3.45)	(2.54)	(1.44)	(5.63)
Diluted loss per share	(note 2)	$(1.02)	(0.42)	(1.07)	(3.48)	(2.54)	(1.45)	(5.35)
Return on average tangible assets from continuing operations	(note 3)%	(4.46)	(1.74)	(4.30)	(4.14)	(2.88)	(3.08)	(3.07)
Return on average tangible equity from continuing operations	(note 3)%	(193.89)	(64.56)	(110.64)	(132.56)	(80.39)	(123.20)	(81.01)

Average Balance Sheet Data (in millions):
Assets		$4,616	4,744	4,894	5,046	5,351	4,680	5,562
Tangible assets — Non-GAAP	(note 3)	$4,600	4,728	4,878	5,030	5,334	4,664	5,540
Loans, gross		$3,627	3,799	3,991	4,134	4,302	3,713	4,368
Investments		$648	604	610	617	730	626	871
Deposits and escrows		$4,080	4,013	3,988	4,046	4,089	4,047	4,038
Equity		$118	142	201	166	205	130	227
Tangible equity — Non-GAAP	(note 3)	$106	127	190	157	191	117	210

Period End ($ in thousands)
Total loans, net		$3,387,725	3,515,542	3,694,326	3,845,837	4,036,754
Total assets		$4,655,600	4,748,201	4,815,617	4,941,189	5,261,025
Total equity		$77,466	119,611	141,571	189,442	166,567
Class A common shares outstanding		52,946,126	48,245,042	48,245,042	48,245,042	10,264,106
Class B common shares outstanding		975,225	975,225	975,225	975,225	975,225
Book value per share		$1.44	2.43	2.88	3.85	14.82
Tangible book value per share — Non-GAAP	(note 4)	$1.20	2.20	2.59	3.64	13.85
High stock price for the quarter		$3.28	3.24	2.96	6.68	4.75
Low stock price for the quarter		$1.35	1.14	1.20	2.60	1.99
Closing stock price		$1.40	1.77	1.30	2.90	3.86

Notes:

(1)	Pre-tax core operating earnings excludes provision for loan losses, cost associated with debt redemption, provision for tax certificates, FDIC special assessment, gains/losses on sales of real estate and impairments, restructuring and exit activities. Pre-tax core operating earnings is a non-GAAP measure. See page 7 for a reconciliation of non-GAAP measures to GAAP financial measures.

(2)	Diluted and basic loss per share are the same for all periods presented.

(3)	Average tangible assets is defined as average total assets less average goodwill and core deposit intangibles. Average tangible equity is defined as average total equity less average goodwill, core deposit intangibles and other comprehensive income. Average tangible assets and average tangible equity are non-GAAP measures. See page 7 for a reconciliation of non-GAAP measures to GAAP financial measures.

(4)	Tangible book value per share is defined as equity less goodwill and core deposit intangibles divided by the number of common shares outstanding. Tangible book value per share is a non-GAAP measure. See page 7 for a reconciliation of non-GAAP measures to GAAP financial measures.

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (unaudited)

	June 30,	December 31,
(in thousands)	2010	2009
ASSETS
Cash and due from depository institutions	$103,920	108,946
Interest bearing deposits at federal reserve and other banks	350,825	125,851
Securities available for sale and derivatives (at fair value)	275,711	320,327
Investment securities (approximate fair value: $1,500 and $1,500)	1,500	1,500
Tax certificates, net of allowance of $8,175 and $6,781	139,731	110,991
Loans receivable, net of allowance for loan losses of $187,862 and $187,218	3,387,725	3,694,326
Federal Home Loan Bank stock, at cost which approximates fair value	48,751	48,751
Real estate held for development and sale	6,528	13,694
Real estate owned	55,412	46,477
Office properties and equipment, net	194,514	201,686
Goodwill and other intangible assets	15,186	15,817
Other assets	75,797	127,251

Total assets	$4,655,600	4,815,617

LIABILITIES AND EQUITY
Liabilities:
Deposits
Demand	$902,481	827,580
Savings	442,142	412,360
NOW	1,496,369	1,409,138
Money market	397,313	360,043
Certificates of deposit	749,948	960,559

Total deposits	3,988,253	3,969,680
Advances from FHLB	115,000	282,012
Securities sold under agreements to repurchase	24,724	24,468
Federal funds purchased and other short term borrowings	2,071	2,803
Subordinated debentures, bonds and notes payable	29,954	22,697
Junior subordinated debentures	315,160	308,334
Other liabilities	102,972	64,052

Total liabilities	4,578,134	4,674,046

Equity:
Common stock	556	493
Additional paid-in capital	304,466	296,438
Accumulated deficit	(225,652)	(153,434)
Accumulated other comprehensive loss	(2,320)	(1,926)

Total BankAtlantic Bancorp stockholders’ equity	77,050	141,571
Noncontrolling interests	416	—

Total equity	77,466	141,571

Total liabilities and equity	$4,655,600	4,815,617

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
INTEREST INCOME:
Interest and fees on loans	$39,898	41,634	43,056	45,028	47,747	81,532	97,425
Interest on securities available for sale	2,714	3,645	3,889	4,766	6,328	6,359	14,887
Interest on tax certificates	514	2,356	2,975	3,793	3,061	2,870	7,254
Interest and dividends on investments	223	153	136	161	44	376	223

Total interest income	43,349	47,788	50,056	53,748	57,180	91,137	119,789

INTEREST EXPENSE:
Interest on deposits	6,021	7,057	7,950	9,420	11,527	13,078	24,514
Interest on advances from FHLB	1	958	1,783	2,494	5,082	959	12,246
Interest on short-term borrowed funds	7	8	9	9	19	15	191
Interest on long-term debt	3,891	3,791	3,824	3,973	4,280	7,682	8,818

Total interest expense	9,920	11,814	13,566	15,896	20,908	21,734	45,769

NET INTEREST INCOME	33,429	35,974	36,490	37,852	36,272	69,403	74,020
Provision for loan losses	48,553	30,755	81,301	63,586	43,494	79,308	87,771

NET INTEREST INCOME AFTER PROVISION	(15,124)	5,219	(44,811)	(25,734)	(7,222)	(9,905)	(13,751)

NON-INTEREST INCOME:
Service charges on deposits	15,502	15,048	17,940	19,767	19,347	30,550	38,032
Other service charges and fees	7,739	7,378	7,103	7,355	8,059	15,117	15,084
Securities activities, net	312	3,138	1,273	4,774	693	3,450	5,133
Other	2,970	2,900	3,267	3,711	3,423	5,870	6,382

Total non-interest income	26,523	28,464	29,583	35,607	31,522	54,987	64,631

NON-INTEREST EXPENSE:
Employee compensation and benefits	25,155	25,378	28,628	24,876	25,935	50,533	54,741
Occupancy and equipment	13,745	13,582	14,270	14,553	14,842	27,327	29,753
Advertising and business promotion	2,239	1,944	2,286	1,549	1,979	4,183	4,811
Professional fees	4,824	2,887	5,138	3,470	2,695	7,711	6,021
Check losses	521	432	1,207	1,146	991	953	1,835
Supplies and postage	921	998	1,135	1,035	999	1,919	2,003
Telecommunication	662	534	844	353	586	1,196	1,284
Cost associated with debt redemption	53	7	—	5,431	1,441	60	2,032
Provision for tax certificates	2,134	733	686	(198)	1,414	2,867	2,900
Loss (gain) on sale of real estate	1,490	(104)	(122)	67	(143)	1,386	(287)
Impairment, restructuring and exit activities	2,947	143	7,700	1,730	1,817	3,090	13,027
FDIC special assessment	—	—	—	—	2,428	—	2,428
Other	7,958	7,580	7,186	7,947	7,672	15,538	15,299

Total non-interest expense	62,649	54,114	68,958	61,959	62,656	116,763	135,847

Loss from continuing operations before income taxes	(51,250)	(20,431)	(84,186)	(52,086)	(38,356)	(71,681)	(84,967)
Provision (benefit) for income taxes	—	90	(31,722)	3	—	90	—

Loss from continuing operations	(51,250)	(20,521)	(52,464)	(52,089)	(38,356)	(71,771)	(84,967)
Discontinued operations	—	—	—	(500)	—	—	4,201

Net loss	(51,250)	(20,521)	(52,464)	(52,589)	(38,356)	(71,771)	(80,766)
Less: net income attributable to noncontrolling interest	(239)	(208)	—	—	—	(447)	—

Net loss attributable to BankAtlantic Bancorp	$(51,489)	(20,729)	(52,464)	(52,589)	(38,356)	(72,218)	(80,766)

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Average Balance Sheet (unaudited)

		For the Three Months Ended
(in thousands except percentages and per share data)		6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

Loans:
Residential real estate		$1,433,322	1,513,302	1,600,027	1,698,715	1,821,553
Commercial real estate		1,079,760	1,148,435	1,228,250	1,262,163	1,291,536
Consumer		670,173	688,173	700,254	717,473	730,988
Commercial business		135,689	139,843	150,467	140,621	141,254
Small business		308,254	309,549	312,485	314,672	316,287

Total Loans		3,627,198	3,799,302	3,991,483	4,133,644	4,301,618
Investments		648,462	603,874	609,946	616,665	729,812

Total interest earning assets		4,275,660	4,403,176	4,601,429	4,750,309	5,031,430
Goodwill and core deposit intangibles		15,353	15,652	15,973	16,297	16,618
Other non-interest earning assets		324,727	324,910	276,438	279,588	302,938

Total assets		$4,615,740	4,743,738	4,893,840	5,046,194	5,350,986

Tangible assets — Non-GAAP	(note 3)	$4,600,387	4,728,086	4,877,867	5,029,897	5,334,368

Deposits:
Demand deposits		$916,131	864,413	844,052	808,817	810,006
Savings		445,686	425,235	421,032	431,516	451,122
NOW		1,525,475	1,467,103	1,312,073	1,237,459	1,159,531
Money market		386,712	360,470	372,081	392,344	412,065
Certificates of deposit		805,656	896,074	1,038,920	1,175,821	1,256,299

Total deposits		4,079,660	4,013,295	3,988,158	4,045,957	4,089,023
Short-term borrowed funds		25,528	26,332	30,812	31,905	45,433
FHLB advances		1,264	173,011	282,015	410,628	625,254
Long-term debt		334,507	331,403	328,222	324,729	320,945

Total borrowings		361,299	530,746	641,049	767,262	991,632
Other liabilities		57,152	57,755	63,979	66,855	65,599

Total liabilities		4,498,111	4,601,796	4,693,186	4,880,074	5,146,254

Equity		117,629	141,942	200,654	166,120	204,732

Total liabilities and equity		$4,615,740	4,743,738	4,893,840	5,046,194	5,350,986

Other comprehensive loss in equity		(3,454)	(846)	(4,999)	(7,356)	(2,729)

Tangible equity — Non-GAAP	(note 3)	$105,730	127,136	189,680	157,179	190,843

Net Interest Margin		3.13%	3.33%	3.26%	3.23%	2.89%

Consolidated BankAtlantic Bancorp, Inc. and Subsidiaries
Nonperforming Assets and Credit Quality Statistics

(in thousands)	As of
	6/30/2010		3/31/2010	12/31/2009	9/30/2009	6/30/2009
Nonaccrual loans:
BankAtlantic		$362,126	301,365	286,120	294,865	295,448
Parent- Work out Sub		24,358	35,326	44,897	53,520	64,558

Consolidated nonaccrual loans		$386,484	336,691	331,017	348,385	360,006

Net Charge-offs:
BankAtlantic		$(32,547)	(36,074)	(74,910)	(43,092)	(25,773)
Parent- Work out Sub		(5,741)	(4,302)	(3,836)	(8,051)	(3,898)

Consolidated charge-offs		$(38,288)	(40,376)	(78,746)	(51,143)	(29,671)

Loan Provision:
BankAtlantic		$43,634	32,034	82,523	52,246	35,955
Parent- Work out Sub		4,919	(1,279)	(1,222)	11,340	7,539

Consolidated loan provision		$48,553	30,755	81,301	63,586	43,494

Allowance for Loan Loss:
BankAtlantic		$180,635	169,548	173,588	165,975	156,821
Parent- Work out Sub		7,227	8,049	13,630	18,688	15,399

Consolidated allowance for loan loss		$187,862	177,597	187,218	184,663	172,220

Nonperforming Assets:
BankAtlantic		$410,542	343,693	324,226	328,685	328,775
Parent- Work out Sub		34,103	45,858	55,429	59,787	68,640

Consolidated nonperforming assets		$444,645	389,551	379,655	388,472	397,415

Consolidated Credit Quality Statistics
Allowance for loan losses to total loans	%	5.25	4.81	4.82	4.58	4.09
Allowance to nonaccrual loans	%	48.61	52.75	56.56	53.01	47.84
Provision to average loans	%	5.35	3.24	8.15	6.15	4.04
Nonperforming loans, gross to total assets	%	8.30	7.09	6.87	7.05	6.84
Nonperforming assets, gross to total assets	%	9.55	8.20	7.88	7.86	7.55

BankAtlantic Bancorp, Inc. and Subsidiaries
Reconciliation of GAAP Financial Measures to Non-GAAP Measures
Management uses non-GAAP financial measures to supplement its GAAP financial information and to provide additional useful measures in the evaluation of the Company’s operating results and any related trends that may be affecting the Company’s business. Management uses pre-tax core operating earnings to measure the Company’s ongoing financial performance excluding items that are not currently controllable by management. Management uses book value per share and tangible book value per share to enable investors to compare these measures to the quoted market price of the Company’s Class A common stock and to other companies in the industry. The return on average tangible equity and average tangible assets is used by management to measure the Company’s effectiveness in its use of capital and assets, respectively, and to allow for comparison to other companies in the industry. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Reconciliation of loss from continuing operations before income taxes to pre-tax core operating earnings

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Loss from continuing operations before income taxes	$(51,250)	(20,431)	(84,186)	(52,086)	(38,356)	(71,681)	(84,967)
Costs associated with debt redemption	53	7	—	5,431	1,441	60	2,032
Provision for tax certificates	2,134	733	686	(198)	1,414	2,867	2,900
Loss (gain) on sale of real estate	1,490	(104)	(122)	67	(143)	1,386	(287)
Impairment, restructuring and exit activities	2,947	143	7,700	1,730	1,817	3,090	13,027
FDIC special assessment	—	—	—	—	2,428	—	2,428
Provision for loan losses	48,553	30,755	81,301	63,586	43,494	79,308	87,771

Non-GAAP pre-tax core operating earnings	$3,927	11,103	5,379	18,530	12,095	15,030	22,904

Reconciliation of equity to tangible book value per share

	For the Three Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Equity	$77,466	119,611	141,571	189,442	166,567
Goodwill and core deposit intangibles	(15,186)	(15,494)	(15,817)	(16,139)	(16,461)
Other comprehensive loss	2,320	4,141	1,926	5,836	5,540

Tangible book value	$64,600	108,258	127,680	179,139	155,646
Common shares outstanding, period end	53,921,351	49,220,267	49,220,267	49,220,267	11,239,331
Book value per share	$1.44	2.43	2.88	3.85	14.82

Tangible book value per share — Non-GAAP	$1.20	2.20	2.59	3.64	13.85

Reconciliation of return on average assets and average equity to return on average tangible assets and average tangible equity

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Net loss from continuing operations	$(51,250)	(20,521)	(52,464)	(52,089)	(38,356)	(71,771)	(84,967)

Average total assets	4,615,740	4,743,738	4,893,840	5,046,194	5,350,986	4,679,522	5,561,575
Average goodwill and core deposit intangibles	(15,353)	(15,652)	(15,973)	(16,297)	(16,618)	(15,501)	(21,269)

Average tangible assets	4,600,387	4,728,086	4,877,867	5,029,897	5,334,368	4,664,021	5,540,306

Average equity	117,629	141,942	200,654	166,120	204,732	129,859	227,001
Average goodwill and core deposit intangibles	(15,353)	(15,652)	(15,973)	(16,297)	(16,618)	(15,501)	(21,269)
Other comprehensive loss	3,454	846	4,999	7,356	2,729	2,157	4,031

Average tangible equity	$105,730	127,136	189,680	157,179	190,843	116,515	209,763
Return on average assets from continuing operations	-4.44%	-1.73%	-4.29%	-4.13%	-2.87%	-1.53%	-1.53%

Return on average tangible assets from continuing operations — Non-GAAP	-4.46%	-1.74%	-4.30%	-4.14%	-2.88%	-1.54%	-1.53%

Return on average equity from continuing operations	-174.28%	-57.83%	-104.59%	-125.42%	-74.94%	-55.27%	-37.43%

Return on average tangible equity from continuing operations — Non-GAAP	-193.89%	-64.56%	-110.64%	-132.56%	-80.39%	-61.60%	-40.51%

BankAtlantic (Bank Operations Business Segment)
Summary of Selected Financial Data (unaudited)

							For the Six
(in thousands except percentages)	For the Three Months Ended						Months Ended
	6/30/2010		3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Statistics:
Average interest earning assets		$4,240,545	4,193,544	4,432,275	4,640,967	4,929,849	4,297,659	5,155,539
Average interest bearing liabilities		$3,220,458	3,383,776	3,494,040	3,717,691	3,992,654	3,301,666	4,202,381
Period end borrowings to deposits and borrowings	%	4.13	4.84	8.00	9.52	14.12	4.13	14.12
Efficiency ratio	%	94.05	77.86	96.82	77.99	83.83	85.68	90.03
Yield on interest earning assets	%	4.08	4.51	4.51	4.63	4.62	4.23	4.63
Cost of interest-bearing liabilities	%	0.78	0.99	1.13	1.30	1.70	0.89	1.80
Interest spread	%	3.30	3.52	3.38	3.33	2.92	3.35	2.83
Net interest margin	%	3.49	3.71	3.62	3.59	3.24	3.55	3.16
Non-GAAP Measures (Note 1)
Average tangible assets		$4,544,611	4,668,854	4,819,572	4,959,000	5,254,284	4,606,253	5,450,188
Average tangible equity		$356,572	367,220	425,344	376,006	391,404	361,726	396,505
Pre-tax core operating earnings		$9,078	15,774	10,428	23,975	18,734	24,852	34,808
Core operating efficiency ratio	%	85.65	76.71	84.70	68.85	74.29	81.03	76.40
Return on average tangible assets	%	(3.51)	(1.47)	(4.04)	(2.85)	(1.84)	(2.47)	(2.38)
Return on average tangible equity	%	(44.73)	(18.66)	(45.74)	(37.56)	(24.71)	(31.52)	(32.67)
Tangible capital to tangible assets	%	7.29	7.55	7.66	8.37	7.09
Earning assets repricing at period end:
Percent of earning assets that have fixed rates	%	47	48	48	49	51
Percent of earning assets that have variable rates	%	53	52	52	51	49
Regulatory capital ratios and statistics at period end
Total risk-based capital	%	12.86	12.86	12.56	13.51	11.81
Tier I risk-based capital	%	10.87	10.90	10.63	11.60	9.93
Core capital	%	7.36	7.51	7.58	8.31	7.01
Risk-weighted assets		3,104,341	3,206,075	3,364,662	3,470,256	3,636,582
Adjusted total assets		4,584,519	4,656,270	4,720,917	4,843,459	5,148,806
Note 1
     See page 15 for a reconciliation of non-GAAP measures to GAAP financial measures.

BankAtlantic (Bank Operations Business Segment)
Condensed Statements of Operations (unaudited)

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Net interest income	$37,008	39,459	39,992	41,485	40,078	76,467	81,847
Provision for loan losses	43,634	32,034	82,523	52,246	35,955	75,668	79,475

Net interest income after provision for loan losses	(6,626)	7,425	(42,531)	(10,761)	4,123	799	2,372

Non-interest income
Service charges on deposits	15,502	15,048	17,940	19,767	19,347	30,550	38,032
Other service charges and fees	7,739	7,378	7,103	7,355	8,059	15,117	15,084
Securities activities, net	309	3,132	—	4,774	2,067	3,441	6,387
Other non-interest income	2,721	2,699	3,116	3,596	3,303	5,420	6,138

Total non-interest income	26,271	28,257	28,159	35,492	32,776	54,528	65,641

Non-interest expense
Employee compensation and benefits	24,254	24,374	26,229	23,917	24,985	48,628	53,063
Occupancy and equipment	13,745	13,581	14,269	14,553	14,842	27,326	29,752
Advertising and business promotion	2,121	1,934	2,254	1,514	1,846	4,055	4,627
Professional fees	4,220	2,565	4,542	2,752	2,336	6,785	5,280
Check losses	521	432	1,207	1,146	991	953	1,835
Supplies and postage	895	965	1,106	987	991	1,860	1,991
Telecommunication	655	529	842	348	580	1,184	1,274
Cost associated with debt redemption	53	7	—	5,431	1,441	60	2,032
Provision for tax certificates	2,134	733	686	(198)	1,414	2,867	2,900
Loss (gain) on sale of real estate	880	(104)	(122)	67	(143)	776	(287)
Impairment, restructuring and exit activities	2,247	143	7,700	1,730	1,817	2,390	13,027
FDIC special assessment	—	—	—	—	2,428	—	2,428
Other	7,790	7,562	7,274	7,785	7,549	15,352	14,858

Total non-interest expense	59,515	52,721	65,987	60,032	61,077	112,236	132,780

Loss from bank operations business segment before income taxes	(39,870)	(17,039)	(80,359)	(35,301)	(24,178)	(56,909)	(64,767)
Provision (benefit) for income taxes	—	90	(31,722)	3	—	90	—

Net loss from bank operations business segment	(39,870)	(17,129)	(48,637)	(35,304)	(24,178)	(56,999)	(64,767)
Less: net income attributable to noncontrolling interest	(239)	(208)	—	—	—	(447)	—

Net loss attributable to BankAtlantic	$(40,109)	(17,337)	(48,637)	(35,304)	(24,178)	(57,446)	(64,767)

BankAtlantic (Bank Operations Business Segment)
Condensed Statements of Financial Condition (unaudited)

	As of
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
ASSETS
Loans receivable, net	$3,367,633	3,485,228	3,659,943	3,807,800	3,984,305
Investment securities and FHLB Stock	189,120	137,189	159,742	187,152	227,861
Available for sale securities	275,065	243,779	320,322	355,340	431,762
Goodwill	13,081	13,081	13,081	13,081	13,081
Core deposit intangible asset	2,105	2,413	2,736	3,058	3,380
Other assets	764,278	806,311	599,298	515,954	529,322

Total assets	$4,611,282	4,688,001	4,755,122	4,882,385	5,189,711

LIABILITIES AND EQUITY
Deposits
Demand	$902,486	900,984	827,580	809,749	802,446
Savings	442,142	443,288	412,360	425,508	438,127
NOW	1,496,369	1,501,274	1,409,138	1,238,542	1,187,742
Money market	397,313	361,877	360,043	372,442	395,903
Certificates of deposit	749,948	840,017	960,559	1,113,238	1,230,829

Total deposits	3,988,258	4,047,440	3,969,680	3,959,479	4,055,047
Advances from Federal Home Loan Bank	115,000	152,008	282,012	342,016	597,020
Short term borrowings	34,685	31,797	40,657	51,825	47,039
Long term debt	22,000	22,000	22,697	22,738	22,781
Other liabilities	100,904	66,574	61,175	83,085	84,454

Total liabilities	4,260,847	4,319,819	4,376,221	4,459,143	4,806,341
Equity	350,435	368,182	378,901	423,242	383,370

Total liabilities and equity	$4,611,282	4,688,001	4,755,122	4,882,385	5,189,711

BankAtlantic (Bank Operations Business Segment)
Average Balance Sheet — Yield / Rate Analysis

	For the Three Months Ended
	June 30, 2010			June 30, 2009
(in thousands)	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Loans:
Residential real estate	$1,433,322	17,807	4.97%	$1,821,553	23,351	5.13%
Commercial real estate	1,045,831	10,275	3.93	1,218,371	12,095	3.97
Consumer	670,173	4,829	2.88	730,989	5,291	2.90
Commercial business	134,153	2,108	6.29	139,718	1,865	5.34
Small business	308,254	4,820	6.25	316,287	4,983	6.30

Total loans	3,591,733	39,839	4.44	4,226,918	47,585	4.50
Investments	648,812	3,432	2.12	727,869	9,405	5.17

Total interest earning assets	4,240,545	43,271	4.08%	4,954,787	56,990	4.60%

Goodwill and core deposit intangibles	15,353			16,618
Other non-interest earning assets	304,066			299,497

Total Assets	$4,559,964			$5,270,902

Deposits:
Savings	$445,686	271	0.24%	$451,122	390	0.35%
NOW	1,525,475	1,786	0.47	1,159,531	1,812	0.63
Money market	386,712	630	0.65	412,065	674	0.66
Certificates of deposit	805,656	3,334	1.66	1,256,299	8,651	2.76

Total interest bearing deposits	3,163,529	6,021	0.76	3,279,017	11,527	1.41

Short-term borrowed funds	33,665	10	0.12	65,604	27	0.17
Advances from FHLB	1,264	1	0.32	625,254	5,082	3.26
Long-term debt	22,000	231	4.21	22,779	276	4.86

Total interest bearing liabilities	3,220,458	6,263	0.78	3,992,654	16,912	1.70
Demand deposits	916,105			810,031
Non-interest bearing other liabilities	54,929			62,835

Total Liabilities	4,191,492			4,865,520
Equity	368,472			405,382

Total liabilities and equity	$4,559,964			$5,270,902

Net interest income/ net interest spread		$37,008	3.30%		$40,078	2.90%

Margin
Interest income/interest earning assets			4.08%			4.60%
Interest expense/interest earning assets			0.59			1.37

Net interest margin			3.49%			3.23%

BankAtlantic (Bank Operations Business Segment)
Average Balance Sheet — Yield / Rate Analysis

	For the Six Months Ended
	June 30, 2010			June 30, 2009
(in thousands)	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Loans:
Residential real estate	$1,473,091	36,708	4.98%	$1,868,808	48,415	5.18%
Commercial real estate	1,074,047	21,118	3.93	1,223,010	24,236	3.96
Consumer	679,123	9,729	2.87	737,643	10,702	2.90
Commercial business	136,219	4,199	6.17	142,428	3,822	5.37
Small business	308,898	9,663	6.26	319,123	10,016	6.28

Total loans	3,671,378	81,417	4.44	4,291,012	97,191	4.53
Investments	626,281	9,569	3.06	864,527	22,208	5.14

Total interest earning assets	4,297,659	90,986	4.23%	5,155,539	119,399	4.63%

Goodwill and core deposit intangibles	15,501			21,269
Other non-interest earning assets	308,594			294,649

Total Assets	$4,621,754			$5,471,457

Deposits:
Savings	$435,517	604	0.28%	$446,227	890	0.40%
NOW	1,496,450	4,004	0.54	1,103,634	3,226	0.59
Money market	373,664	1,259	0.68	416,947	1,447	0.70
Certificates of deposit	850,615	7,211	1.71	1,278,057	18,951	2.99

Total deposits	3,156,246	13,078	0.84	3,244,865	24,514	1.52

Short-term borrowed funds	36,505	23	0.13	171,319	208	0.24
Advances from FHLB	86,663	959	2.23	763,398	12,246	3.23
Long-term debt	22,252	459	4.16	22,799	584	5.17

Total interest bearing liabilities	3,301,666	14,519	0.89	4,202,381	37,552	1.80
Demand deposits	890,391			793,098
Non-interest bearing other liabilities	54,626			62,184

Total Liabilities	4,246,683			5,057,663
Stockholder’s equity	375,071			413,794

Total liabilities and stockholder’s equity	$4,621,754			$5,471,457

Net interest income/net interest spread		$76,467	3.35%		$81,847	2.83%

Margin
Interest income/interest earning assets			4.23%			4.63%
Interest expense/interest earning assets			0.68			1.47

Net interest margin			3.55%			3.16%

BankAtlantic (Bank Operations Business Segment)
Allowance for Loan Loss and Credit Quality

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Allowance for Loan Losses

Beginning balance	$169,548	173,588	165,975	156,821	146,639	173,588	125,572

Charge-offs:
Residential real estate	(5,233)	(4,181)	(7,579)	(7,174)	(3,923)	(9,414)	(8,511)
Commercial real estate	(14,146)	(21,332)	(58,664)	(21,541)	(10,530)	(35,478)	(16,095)
Commercial business	—	—	—	—	(516)	—	(516)
Consumer	(11,822)	(10,771)	(8,307)	(12,490)	(9,118)	(22,593)	(19,439)
Small business	(2,225)	(837)	(1,738)	(2,249)	(2,347)	(3,062)	(5,118)

Total charge-offs	(33,426)	(37,121)	(76,288)	(43,454)	(26,434)	(70,547)	(49,679)

Recoveries:
Residential real estate	435	64	96	133	360	499	683
Commercial real estate	65	62	422	—	—	127	278
Commercial business	1	658	494	—	5	659	6
Consumer	254	194	205	157	130	448	225
Small business	124	69	161	72	166	193	261

Total recoveries	879	1,047	1,378	362	661	1,926	1,453

Net charge-offs	(32,547)	(36,074)	(74,910)	(43,092)	(25,773)	(68,621)	(48,226)
Provision for loan losses	43,634	32,034	82,523	52,246	35,955	75,668	79,475

Ending balance	$180,635	169,548	173,588	165,975	156,821	180,635	156,821

	As of
	6/30/2010		3/31/2010	12/31/2009	9/30/2009	6/30/2009
Credit Quality
Nonaccrual loans
Commercial real estate		$230,007	168,937	167,867	189,720	204,104
Consumer		13,818	14,428	14,451	11,336	11,821
Small business		12,248	10,971	9,338	9,693	8,916
Residential real estate		83,894	88,262	76,401	76,022	64,720
Commercial business		22,159	18,767	18,063	8,094	5,887

Total Nonaccrual loans		362,126	301,365	286,120	294,865	295,448
Nonaccrual tax certificates		2,836	1,495	2,161	3,011	3,091
Real estate owned		45,580	40,833	35,935	30,796	30,213
Other repossessed assets		—	—	10	13	23

Total nonperforming assets		$410,542	343,693	324,226	328,685	328,775

Allowance for loan losses to total loans	%	5.09	4.64	4.53	4.18	3.79
Allowance to nonaccrual loans	%	49.88	56.26	60.67	56.29	53.08
Provision to average loans	%	4.86	3.42	8.39	5.14	3.40
Annualized net charge-offs to average loans	%	3.62	3.85	7.61	4.24	2.44
Nonperforming loans to total assets	%	7.85	6.43	6.02	6.04	5.69
Nonperforming assets to total assets	%	8.90	7.33	6.82	6.73	6.34

BankAtlantic (Bank Operations Business Segment)
Delinquencies, Excluding Non-Accrual Loans, at Period-End

($ in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Commercial real estate	$7,537	40,642	25,489	12,500	8,592
Consumer	13,181	14,858	15,173	13,678	9,914
Small business	4,182	3,891	2,714	3,900	3,529
Residential real estate	18,472	26,893	26,710	24,877	24,441
Commercial business	—	1,129	2,820	4,863	—

Total BankAtlantic	$43,372	87,413	72,906	59,818	46,476

	6/30/2010			3/31/2010		12/31/2009		9/30/2009		6/30/2009
Commercial real estate	%	0.72	*	3.85	*	2.28	*	1.07	*	0.72	*
Consumer	%	2.04		2.23		2.23		1.97		1.40
Small business	%	1.35		1.26		0.87		1.25		1.12
Residential real estate	%	1.32	**	1.83	**	1.72	**	1.52	**	1.39	**
Commercial business	%	—		0.84		1.80		3.27		—

Total BankAtlantic	%	1.23		2.40		1.91	*	1.51		1.13	*

*	Excludes $1.2 million, $0, $8.7 million, $0 and $14.3 million of Commercial Real Estate loans at June 30, 2010, March 31, 2010, December 31,2009, September 30, 2009 and June 30, 2009, respectively, which had matured and had been approved for renewal or forbearance but were not fully documented at period end. Including these loans, Commercial Real Estate delinquencies were .83%, 3.07 and 1.90% total BankAtlantic delinquencies would have been 1.26%, 2.14% and 1.50% at June 30, 2010, December 31, 2009 and June 30, 2009, respectively.

**	Includes $1.3 billion, $1.4 billion, $1.5 billion, $1.6 billion and $1.7 billion of purchased residential loans with delinquencies excluding non-accrual loans of 1.09%, 1.63%, 1.59%, 1.44% and 1.38% as of June 30, 2010, March 31, 2010, December 31, 2009, September 30, 2009 and June 30, 2009, respectively.
BankAtlantic (Bank Operations Business Segment)
Loan Provision & Allowance for Loan Losses

		Allowance	% of Reserves
	2Q 2010	for Loan	to Total
($ in thousands)	Loan Provision	Losses	Loans
Commercial real estate	$26,539	98,544	9.42%
Consumer	12,708	41,058	6.37
Small business	4,529	8,993	2.91
Residential real estate	(2,156)	22,628	1.62
Commercial business	2,014	9,412	7.27

Total BankAtlantic	$43,634	180,635	5.09%

BankAtlantic (Bank Operations Business Segment)
Reconciliation of GAAP Financial Measures to Non-GAAP Measures

Management uses non-GAAP financial measures to supplement its GAAP financial information and to provide additional useful measures in the evaluation of BankAtlantic’s operating results and any related trends that may be affecting BankAtlantic’s business. Management uses pre-tax core operating earnings to measure BankAtlantic’s ongoing financial performance excluding items that are not currently controllable by management. Management uses core expenses to measure expense reduction trends excluding items that are not currently controllable by management. The core operating efficiency ratio is used by management to measure the costs expended to generate a dollar of revenues excluding items that are not currently controllable by management. The return on average tangible equity and average tangible assets is used by management to measure BankAtlantic’s effectiveness in its use of capital and assets, respectively, and to allow for comparison to other companies in the industry. The tangible equity to tangible asset ratio is used by management to evaluate capital adequacy trends and to allow for comparison to other companies in the industry. Management uses the core deposit measure to assess trends relating to its lower cost deposit categories, which management believes may generally be more indicative of relationship deposits. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Reconciliation of loss from bank operations business segment before income taxes to pre-tax core operating earnings

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Loss from bank operations business segment before income taxes	$(39,870)	(17,039)	(80,359)	(35,301)	(24,178)	(56,909)	(64,767)
Costs associated with debt redemption	53	7	—	5,431	1,441	60	2,032
Provision for tax certificates	2,134	733	686	(198)	1,414	2,867	2,900
Loss (gain) on sale of real estate	880	(104)	(122)	67	(143)	776	(287)
Impairment, restructuring and exit activities	2,247	143	7,700	1,730	1,817	2,390	13,027
FDIC special assessment	—	—	—	—	2,428	—	2,428
Provision for loan losses	43,634	32,034	82,523	52,246	35,955	75,668	79,475

Non-GAAP pre-tax core operating earnings	$9,078	15,774	10,428	23,975	18,734	24,852	34,808

Reconciliation of non-interest expense to core expenses and calculation of core operating efficiency ratio

						For the Six
	For the Three Months Ended					Months Ended
($ in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Non-interest expense	$59,515	52,721	65,987	60,032	61,077	112,236	132,780
Costs associated with debt redemption	(53)	(7)	—	(5,431)	(1,441)	(60)	(2,032)
Provision for tax certificates	(2,134)	(733)	(686)	198	(1,414)	(2,867)	(2,900)
Loss (gain) on sale of real estate	(880)	104	122	(67)	143	(776)	287
Impairment, restructuring and exit activities	(2,247)	(143)	(7,700)	(1,730)	(1,817)	(2,390)	(13,027)
FDIC special assessment	—	—	—	—	(2,428)	—	(2,428)

Core expenses	$54,201	51,942	57,723	53,002	54,120	106,143	112,680

Net interest income	37,008	39,459	39,992	41,485	40,078	76,467	81,847
Non-interest income	26,271	28,257	28,159	35,492	32,776	54,528	65,641

Total revenues	$63,279	67,716	68,151	76,977	72,854	130,995	147,488

Non-GAAP core operating efficiency ratio	85.65%	76.71%	84.70%	68.85%	74.29%	81.03%	76.40%

Reconciliation of return on average assets and average equity to return on average tangible assets and average tangible equity

						For the Six
	For the Three Months Ended					Months Ended
($ in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Net loss from bank operations business segment	$(39,870)	(17,129)	(48,637)	(35,304)	(24,178)	(56,999)	(64,767)

Average total assets	4,559,964	4,684,506	4,835,545	4,975,297	5,270,902	4,621,754	5,471,457
Average goodwill and core deposit intangibles	(15,353)	(15,652)	(15,973)	(16,297)	(16,618)	(15,501)	(21,269)

Average tangible assets	4,544,611	4,668,854	4,819,572	4,959,000	5,254,284	4,606,253	5,450,188

Average equity	368,472	382,027	436,322	384,934	405,382	375,071	413,794
Average goodwill and core deposit intangibles	(15,353)	(15,652)	(15,973)	(16,297)	(16,618)	(15,501)	(21,269)
Other comprehensive loss	3,453	845	4,995	7,369	2,640	2,156	3,980

Average tangible equity	$356,572	367,220	425,344	376,006	391,404	361,726	396,505
Return on average assets from continuing operations	-3.50%	-1.46%	-4.02%	-2.84%	-1.83%	-2.47%	-2.37%

Return on average tangible assets from continuing operations — Non-GAAP	-3.51%	-1.47%	-4.04%	-2.85%	-1.84%	-2.47%	-2.38%

Return on average equity from continuing operations	-43.28%	-17.93%	-44.59%	-36.69%	-23.86%	-30.39%	-31.30%

Return on average tangible equity from continuing operations — Non-GAAP	-44.73%	-18.66%	-45.74%	-37.56%	-24.71%	-31.52%	-32.67%

Reconciliation of equity to total tangible capital; Total assets to total tangible assets; The calculation of tangible capital to tangible assets

	For the Three Months Ended
($ in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Equity	$350,435	368,182	378,901	423,242	383,370
Goodwill and core deposit intangibles	(15,186)	(15,494)	(15,817)	(16,139)	(16,461)

Total tangible capital	335,249	352,688	363,084	407,103	366,909

Total assets	4,611,282	4,688,001	4,755,122	4,882,385	5,189,711
Goodwill and core deposit intangibles	(15,186)	(15,494)	(15,817)	(16,139)	(16,461)

Total tangible assets	$4,596,096	$4,672,507	$4,739,305	$4,866,246	$5,173,250

Non-GAAP tangible capital to tangible assets	7.29%	7.55%	7.66%	8.37%	7.09%

Reconciliation of total deposits to core deposits

	For the Three Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Total deposits	$3,988,258	4,047,440	3,969,680	3,959,479	4,055,047
Money market	(397,313)	(361,877)	(360,043)	(372,442)	(395,903)
Certificates of deposit	(749,948)	(840,017)	(960,559)	(1,113,238)	(1,230,829)

Core deposits	2,840,997	2,845,546	2,649,078	2,473,799	2,428,315

Parent Company Business Segment
Condensed Statements of Operations (unaudited)

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Net interest expense	$(3,579)	(3,485)	(3,501)	(3,633)	(3,807)	(7,064)	(7,828)
(Recovery)/provision for loan losses	4,919	(1,279)	(1,222)	11,340	7,539	3,640	8,296

Net interest income after provision for loan losses	(8,498)	(2,206)	(2,279)	(14,973)	(11,346)	(10,704)	(16,124)

Non-interest income
Income from unconsolidated subsidiaries	237	189	145	109	115	426	233
Securities activities, net	3	6	1,274	—	(1,375)	9	(1,255)
Other	271	263	294	255	287	534	509

Non-interest income	511	458	1,713	364	(973)	969	(513)

Non-interest expense
Employee compensation and benefits	901	1,004	2,399	959	950	1,905	1,678
Advertising and business promotion	118	10	31	35	134	128	185
Professional fees	604	322	596	718	359	926	741
Loss on sale of real estate	610	—	—	—	—	610	—
Impairment of real estate owned	700	—	—	—	—	700	—
Other	460	308	235	464	416	768	959

Non-interest expense	3,393	1,644	3,261	2,176	1,859	5,037	3,563

Loss from parent company activities before income taxes	(11,380)	(3,392)	(3,827)	(16,785)	(14,178)	(14,772)	(20,200)
Provision (benefit) for income taxes	—	—	—	—	—	—	—

Net loss from parent company business segment	$(11,380)	(3,392)	(3,827)	(16,785)	(14,178)	(14,772)	(20,200)

Parent Company Business Segment
Condensed Statements of Financial Condition — Unaudited

	As of
(in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
ASSETS
Cash	$8,395	5,135	14,002	16,105	16,122
Securities	1,508	1,506	1,505	2,207	2,250
Investment in subsidiaries	379,776	413,759	423,529	466,671	439,090
Investment in unconsolidated subsidiaries	9,733	9,496	9,307	9,161	9,052
Other assets	2,430	2,329	4,017	2,630	3,019

Total assets	$401,842	432,225	452,360	496,774	469,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Subordinated debentures and notes payable	$315,160	311,707	308,334	304,944	301,353
Other liabilities	9,632	1,288	2,455	2,388	1,613

Total liabilities	324,792	312,995	310,789	307,332	302,966

Stockholders’ equity	77,050	119,230	141,571	189,442	166,567

Total liabilities and stockholders’ equity	$401,842	432,225	452,360	496,774	469,533

Parent Company Business Segment
Allowance for Loan Loss and Credit Quality

Parent Company and Work-out Subsidiary						For the Six
(in thousands)	For the Three Months Ended					Months Ended
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Allowance for Loan Losses

Beginning balance	$8,049	13,630	18,688	15,399	11,758	13,630	11,685
Net charge-offs	(5,741)	(4,302)	(3,836)	(8,051)	(3,898)	(10,043)	(4,582)
Provision for loan losses	4,919	(1,279)	(1,222)	11,340	7,539	3,640	8,296

Ending balance	$7,227	8,049	13,630	18,688	15,399	7,227	15,399

	As of
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Credit Quality
Total Loans — gross	$27,319	38,363	48,012	56,783	67,910

Nonaccrual loans	$24,358	35,326	44,897	53,520	64,558
Specific reserves	(7,227)	(8,049)	(13,630)	(18,680)	(15,367)

Nonaccrual loans, net	$17,131	27,277	31,267	34,840	49,191
Real estate owned	9,745	10,532	10,532	6,267	4,082

Total nonperforming assets	$26,876	37,809	41,799	41,107	53,273

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